Exhibit 99.2

VPC Impact Acquisition Holdings Announces Closing of $200 Million Initial Public Offering

September 25, 2020 04:15 PM Eastern Daylight Time

CHICAGO—(BUSINESS WIRE)—VPC Impact Acquisition Holdings (the “Company”) announced today that it closed its initial public offering of 20,000,000 units at a price of $10.00 per unit.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “VIHAU” on September 23, 2020. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq and trade under the symbols “VIH” and “VIHAW,” respectively.

The Company intends to pursue a business combination with a high-growth business in the Fintech industry with an enterprise value of approximately $800 million to $2 billion. The company is led by Chairman and Chief Executive Officer John Martin, President and Chief Operating Officer Gordon Watson and Chief Financial Officer Olibia Stamatoglou.

Jefferies LLC acted as the sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on September 22, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About VPC Impact Acquisition Holdings

VPC Impact Acquisition Holdings’ acquisition and value creation strategy will be to identify, partner with and help grow a business in the Fintech sector. The Company’s sponsor is an affiliate of Victory Park Capital, a global investment firm with a long track record of executing debt and equity financing transactions with some of the largest global Fintech companies. The firm was founded in 2007 and is headquartered in Chicago with additional resources in New York, Los Angeles and San Francisco. Victory Park Capital is privately held and a Registered Investment Advisor with the SEC.

Contacts

Victory Park Capital

Julia Sahin, Edelman

Julia.Sahin@edelman.com

646.301.2968